Exhibit 99.1

Stockholm, Sweden, July 27, 2018 (NYSE: VNE and SSE: VNE-SDB)

Financial Report April – June 2018

Financial Summary

•	Consolidated Net Sales $572M

•	Net Sales growth (1)%

•	Organic Sales* growth (4.5)%

•	Operating margin (8.4)%

Full Year Outlook 2018

•	Consolidated Net Sales similar level as 2017

•	Organic Sales* growth around (3)%

•	Operating loss to remain around similar levels as Q2 for Q3 and Q4 2018

Business Highlights

•	Active Safety organic sales* growth of 11%

•	Strong order intake over the last 12 months of approximately $1.1 billion on an annualized basis

•	Expanding customer bid activity across the product portfolio

•	Sourced major mono-vision contract and first driver monitoring business with major global OEMs

•	Continued investments for growth

Key Figures

	Three Months Ended June 30					Six Months Ended June 30
Dollars in millions,	2018		2017		Change	2018		2017		Change
(except where specified)	$	%	$	%	$	$	%	$	%	$
Net Sales	$572		$579		($7)	$1,166		$1,162		$4
Gross Profit / Margin	$112	19.6%	$120	20.7%	($8)	$223	19.1%	$233	20.1%	($10)
RD&E, net / % of Sales	$119	20.8%	$102	17.6%	$17	$225	19.3%	$189	16.3%	$36
Operating Loss / Margin	($48)	-8.4%	($12)	-2.1%	($36)	($64)	-5.5%	($22)	-1.9%	($42)
EBITDA / Margin	($21)	-3.7%	$12	2.1%	($33)	($9)	-0.8%	$42	3.6%	($51)

Comments from Jan Carlson, Chairman, President and CEO

We are proud that the spin-off of Veoneer from Autoliv, Inc. was successfully completed according to schedule. Veoneer is now the world’s largest pure-play company focused on Advanced Driving Assistance Systems (ADAS) and Automated Driving (AD). We are well capitalized and positioned to capture growth and value from this long-term megatrend in the automotive industry.

Our current top priorities are order intake, execution of our current business and the competitiveness of our technology portfolio.

Our strong order intake over the last 12 months is expected to generate lifetime sales of well over $5 billion. Since our Investor Day in late May, we have secured 15 new orders across all of our product areas, leading to a current annual order intake at a similar level as at the end of the quarter. This includes small but strategically important orders with two new customers for Vision, Radar and Driver Monitoring in the rapidly growing market for active safety products in China. This is in addition to our previously announced major business wins during the quarter in vision and driver monitoring.

We currently see increased customer activity across our product portfolio, as well as higher than anticipated take rates for Active Safety products. These early market indicators are encouraging and if we conclude that they are likely to affect our previously announced sales targets for 2022 and beyond, they may also heighten our short-term investment needs.

Our technology portfolio is generally well positioned. Our in-house developed vision products are highly competitive, and we have the next generation products just around the corner. We are winning business in the new growth area of driver monitoring systems, and including the software developed by Zenuity we are positioning Veoneer to be a full system supplier for ADAS and AD.

The anticipated 2018 organic sales decline is mainly a result of our shift in vision product strategy in late 2013, combined with the phase-out of certain contracts in Restraint Control and Brake Systems. In line with previously communicated plans, we expect most of the anticipated strong growth from the current order intake, including Restraint Control and Brake Systems, to begin in late 2019, then stepping up in 2020 and beyond.

We begin as a NYSE and Nasdaq Stockholm listed company with a strong balance sheet of around $1 billion of cash, giving us the ability to continue to effectively invest for growth and tackle potential downturns in the market until we reach positive operating margin and cash flow.

Veoneer’s purpose is to create trust in mobility. Through our unique combination of automotive safety and technical competence we will work relentlessly to support our customers navigating in the current unparalleled change that is taking place in the automotive industry.

An earnings conference call will be held at 13:00 p.m. (CET) today, July 27, 2018. To follow the webcast or to obtain the pin code and phone number, please access www.veoneer.com. The earnings call slides will be available on our website prior to the earnings conference call. See also the MD&A in the Form 10Q report and the Non-U.S. GAAP Financial Measures section on page 9 of this earnings release for further disclosures.

* For these non-U.S. GAAP financial measures, and any others marked with an “ * ” throughout this earnings release, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 9. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking organic sales non-U.S. GAAP financial measure.

Page 1 (10)	27 July 2018

Financial Overview for the Quarter

Sales by Product

Consolidated Net Sales	Three Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions,			US GAAP Reported		Currency		Organic1)
(except where specified)	2018	2017	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	$246	$266	($19)	-7%	$11	4%	($31)	-12%
Active Safety	$215	$191	$24	12%	$4	2%	$20	11%
Brake Systems	$111	$122	($11)	-9%	$4	3%	($15)	-12%

Total	$572	$579	($7)	-1.2%	$19	3.3%	($26)	-4.5%

1)	Non-U.S. GAAP measure reconciliation for Organic Sales

Sales – Veoneer’s sales developed according to plan during the quarter in which net sales decreased by around 1% to $572 million as compared to 2017. The organic sales decline of 4.5% was mostly offset by currency translation effects of 3.3%, which was mainly due to a weaker US dollar as compared to 2017.

The organic sales developed essentially according to plan during the quarter. The decline of Restraint Control Systems and Brake Systems, was partially offset by Active Safety growth.

Restraint Control Systems – Net sales for the quarter of $246 million decreased by 7% as compared to 2017. The organic sales decline of approximately 12%, was mainly attributable to the phase out of certain vehicle models.

Active Safety – Net sales for the quarter of $215 million increased by 12% as compared to 2017. This improvement was mainly driven by an increase in organic sales of 11%.

Strong demand for vision systems and ADAS ECUs on several vehicle models, mono vision on the Mini, and night vision to Audi together with radar products on several models, accounted for most of the organic sales growth. This strong growth was partially offset by the continued ramp-down of current GPS business.

Brake Systems – Net sales of $111 million for the quarter decreased by approximately 9% as compared to 2017, mainly due to an organic sales decline of 12%, primarily due to lower delivery volumes on certain vehicle models.

Income Statement

Gross Profit – Gross Profit for the quarter of $112 million was $8 million lower as compared to 2017. The volume/mix impact from the decline in organic sales was partially offset by positive net currency effects of around $3 million.

Operating Loss – The operating loss for the quarter of $48 million was $36 million more as compared to 2017.

The planned increase in RD&E investments of $17 million, mainly related to the increase in engineers to support customer projects for future sales growth, and higher SG&A of $11 million, mostly related to the additional costs associated with being a standalone listed company, accounted for most of the change as compared to 2017.

The net currency effect for the quarter was negligible as compared to 2017.

A slight increase in the amortization of intangibles for the quarter was offset by an increase in other income as compared to 2017.

Net Loss – The net loss for the quarter of $66 million increased by $36 million as compared to 2017.

In addition to the operating loss impact, Veoneer’s net cost of the Zenuity JV increased by $8 million during the quarter as compared to 2017. This is primarily due to a higher net cost run-rate in 2018, related to the hiring of additional software engineers over the last 12 months bringing Zenuity’s total to approximately 500.

Income tax for the quarter was $3 million as compared to $11 million in 2017. The lower tax expense was primarily impacted by a reduction in the pre-tax earnings of our profitable subsidiaries. Lastly, the non-controlling interest loss in Veoneer Nissin Brake Systems was $3 million for the quarter as compared to $2 million in 2017.

Loss per Share – The loss per share decreased to $0.72 for the quarter as compared to a loss of $0.32 per share in 2017 due to the change in net loss, as the share count remained unchanged.

Cash Flow and Balance Sheet

Net cash used in operating activities – Net cash used in operating activities of $85 million during the quarter was approximately $42 million higher than in 2017 mainly due to timing related to working capital items and the higher net loss.

Net cash used in investing activities – Net cash used in investing activities of $37 million during the quarter was $111 million lower than in 2017. Higher capital expenditures of $17 million was more than offset by lower investments in Zenuity of $113 million and a decline in a related party note receivable.

Cash and cash equivalents - Cash and cash equivalents for the quarter of $980 million includes the net capital contribution from Autoliv adjusted for cash held in joint ventures.

Net Working Capital – The net working capital* of $135 million at the end of the quarter was an increase of $75 million as compared to the prior quarter in 2017. The increase was mainly due to timing of changes in working capital.

Capital Expenditures – Capital expenditures of $40 million for the quarter increased by $17 million as compared to 2017. This level is approximately 7% of sales and is slightly lower than our full year 2018 expectation of upper single digits as a percentage of sales.

Shareholders Equity – Shareholders equity, excluding non-controlling interest for the quarter of $1,989 million includes the cash liquidity provided from Autoliv immediately prior to the spin-off.

Page 2 (10)	27 July 2018

Segment Overview for the Quarter

Electronics

	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017		US GAAP Reported		Currency		Organic1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$461		$457		$4	0.9%	$15	3.2%	($11)	-2.4%
Operating Loss / Margin	($31)	-6.7%	($7)	-1.5%	($24)
Segment EBITDA / Margin	($13)	-2.8%	$10	2.2%	($23)
Associates	6,404		5,466		938

1)	Non-U.S. GAAP measure reconciliation for Organic Sales

The net sales increase in the Electronics segment of $4 million for the quarter as compared to 2017 was mainly attributable to strong Active Safety growth which was partially offset by the decline in Restraint Control Systems sales.

The operating loss in the segment increased to $31 million in the quarter as compared to 2017 mainly due to the volume mix impact from lower organic sales and increase in RD&E cost to support future organic sales growth.

For the quarter, Segment EBITDA* declined by $23 million to a negative $13 million as compared to 2017. This increase is mainly due to the increased operating loss whereas depreciation and amortization remained relatively unchanged.

The number of associates increased by over 900 mainly due to hiring of engineers to support a strong order intake for both Restraint Control Systems and Active Safety.

Brake Systems

	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017		US GAAP Reported		Currency		Organic1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$111		$123		($12)	-9.7%	$4	3.3%	($16)	-13.0%
Operating Loss / Margin	($4)	-3.6%	($1)	-0.8%	($3)
Segment EBITDA / Margin	$5	4.5%	$6	4.9%	($1)
Associates	1,502		1,636		(134)

1)	Non-U.S. GAAP measure reconciliation for Organic Sales

The net sales decline of $12 million in the Brake Systems segment for the quarter as compared to 2017 was mainly attributable to lower delivery volumes on certain Honda vehicle models.

The operating loss in the segment increased to $4 million as compared to 2017 mainly due to the volume/mix impact on lower organic sales and a slight increase in RD&E to support future organic sales growth which was partially offset by reductions in overhead costs.

For the quarter, Segment EBITDA of $5 million remained relatively unchanged as compared to 2017. The increase in operating loss of $3 million was essentially offset by slightly lower depreciation on fixed assets.

The number of associates declined by 134 primarily due to overhead reductions related to the Honda sales decline.

Page 3 (10)	27 July 2018

Financial Overview Year to Date

Sales by Product

Consolidated Net Sales	Six Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions,			US GAAP Reported		Currency		Organic1)
(except where specified)	2018	2017	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	$514	$537	($23)	-4%	$30	6%	($53)	-10%
Active Safety	$427	$383	$45	12%	$14	4%	$31	8%
Brake Systems	$225	$242	($18)	-7%	$10	4%	($28)	-11%

Total	$1,166	$1,162	$4	0.3%	$53	4.6%	($50)	-4.3%

1)	Non-U.S. GAAP measure reconciliation for Organic Sales

Sales – Net sales for the first half of 2018 increased by $4 million to $1,166 million as compared to 2017. The organic sales* decline of 4.3% was more than offset by positive currency translation effects of 4.6%, mainly due to a weaker US dollar as compared to 2017.

Organic sales developed according to plan during the first half of 2018. A decline in Restraint Control Systems and Brake Systems, was partially offset by Active Safety organic sales growth. We expect this sales trend in Restraint Control and Brake Systems to rebound during 2019 and into 2020 based on new business awarded during 2016 and 2017.

Restraint Control Systems – Net sales of $514 million for the first half of 2018 decreased by 4% as compared to 2017. The organic sales decline of approximately 10% was mainly driven by the phase-out of certain models.

Active Safety - Net sales of $427 million for the first half of 2018 increased by 12% as compared to 2017. This improvement was mostly driven by an increase in organic sales of 8%.

Strong demand for vision systems, ADAS ECUs and radar products on multiple models accounted for most of the organic sales growth together with night vision systems to Audi. This strong growth was partially offset by the continued ramp-down of current GPS business.

Brake Systems – Net sales of $225 million for the first half of 2018 decreased by approximately 7% as compared to 2017, mainly due to an organic sales decline of 11%, primarily due to lower volumes on certain vehicle models.

Income Statement

Gross Profit – Gross Profit of $223 million for the first half of 2018 was $10 million lower as compared to 2017. The volume/mix impact from the decline in organic sales was partially offset by net currency effects of around $17 million.

Operating Loss – The operating loss of $64 million for the first half of 2018 was $42 million more as compared to 2017, including a net favorable currency benefit of $6 million.

The planned increase in RD&E investments of $36 million, mainly related to the increase in engineers for future sales growth, and higher SG&A of $13 million, mainly resulting from the additional costs associated with being a standalone public company, accounted for most of the change from 2017.

These effects were partially offset by a $13 million decrease in the amortization of intangibles related to acquisitions, which prior year amortizations was the result of an impairment charge in 2017, and a $4 million increase in other income during the first half of 2018.

Net Loss – The net loss for the first half of 2018 of $103 million was $51 million more as compared to 2017.

In addition to the operating loss impact, the Veoneer net cost of the Zenuity JV increased by $22 million for the first half of 2018 due to the increased net cost run-rate in 2018 and an additional quarter of cost in 2018 since the JV was formed in April 2017.

Income tax for the first half of 2018 was $10 million as compared to $22 million in 2017. The tax expense was primarily impacted by a reduction in the pre-tax earnings of our profitable subsidiaries.

The non-controlling interest loss in the VNBS JV was $8 million for the first half of 2018 as compared to $4 million in 2017.

Loss per Share - The loss per share for the first half of 2018 increased to $1.09 as compared to a loss of $0.55 per share in 2017 due to the change in net loss.

Cash Flow and Balance Sheet

Net cash used in operating activities – Net cash flow of minus $164 million for the first half of 2018 increased by $129 million as compared to 2017 mainly due to the change in net loss and timing of changes in working capital.

Net cash used in investing activities – Net cash used in investing activities of $62 million for the first half of 2018 was $102 million lower as compared to 2017, mainly due to higher capital expenditures which was more than offset by lower affiliate investments.

Net Working Capital – The net working capital of $135 million at the end of the quarter was an increase of $77 million since December 31, 2017. The increase is mainly due to an increase in related party receivables.

Capital Expenditures – Capital expenditures during the first half of 2018 of $71 million was approximately 6% of sales and $21 million more as compared to 2017. This level is slightly lower than the expectation for full year 2018.

Associates

	30-Jun-18	31-Mar-18	31-Dec-17	30-Jun-17
Total Associates	7,937	7,567	7,484	7,102
Whereof: Direct Manufacturing	2,229	2,199	2,232	2,325
R,D&E	3,959	3,703	3,576	3,173
Temporary	1,246	1,146	1,151	1,122

The number of associates increased to 7,937 during the quarter due to the addition of more than 250 engineers to support future sales growth. Over the last year, close to 800 engineers have been hired while direct manufacturing associates have been reduced close to 100 reflecting the current decline in organic sales.

Page 4 (10)	27 July 2018

Segment Overview Year to Date

Electronics

	Six Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018 $	%	2017 $	%	US GAAP Reported		Currency $	%	Organic1) $	%
					Chg. $	Chg.%
Net Sales	$941		$920		$21	2.3%	$44	4.8%	($23)	-2.5%
Operating Loss / Margin	($32)	-3.4%	($9)	-1.0%	($23)
Segment EBITDA / Margin	$4	0.4%	$36	3.9%	($32)
Associates	6,404		5,466		938
1)	Non-U.S. GAAP measure reconciliation for Organic Sales

Net sales in the Electronics segment for the first half of 2018 increased by $21 million to $941 million as compared to 2017. The increase was mainly attributable to strong Active Safety growth of approximately $45 million which was partially offset by the decline in Restraint Control Systems of approximately $23 million.

The operating loss in the Electronics segment increased by $23 million to $32 million for the first half of 2018 as compared to 2017. The increase is mainly due to unfavorable volume/mix on lower organic sales and a planned increase in RD&E costs to support future sales growth.

For the first half of 2018, Segment EBITDA of $4 million declined by $32 million as compared to 2017. In addition to the change in operating loss, amortization of intangibles declined mainly related to MACOM acquisition effects.

The number of associates increased by approximately 500 since December 31, 2017 mainly due to increases in RD&E to support future organic sales growth.

Brake Systems

	Six Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017		US GAAP Reported		Currency		Organic1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$225		$245		($20)	-8.2%	$10	4.0%	($30)	-12.2%
Operating Loss / Margin	($12)	-5.3%	($3)	-1.2%	($9)
Segment EBITDA / Margin	$7	3.1%	$16	6.5%	($9)
Associates	1,502		1,636		(134)
1)	Non-U.S. GAAP measure reconciliation for Organic Sales

The net sales decline of $20 million in the Brake Systems segment for the first half of 2018 as compared to 2017 was mainly attributable to lower volumes on certain Honda models.

The operating loss in the Brake Systems segment increased by $9 million to $12 million in the first half of 2018 as compared to 2017. This is mainly due to the volume/mix effect from lower organic sales and slight increase in RD&E costs to support sales growth which was partially offset by reduced overhead costs.

For the first half of 2018, Segment EBITDA of $7 million declined $9 million as compared to 2017. The change in operating loss accounted for the entire change.

The number of associates declined by close to 90 since December 31, 2017 mainly due to the reductions in direct manufacturing as well as production overhead and SG&A due to lower organic sales.

Page 5 (10)	27 July 2018

Outlook for 2018

Our sales indication for full year 2018 remains unchanged from January 29, 2018. Total net sales are expected to remain at approximately the same level as 2017 where organic sales are estimated to decline from the prior year by around 3%.

Net sales declines in Restraint Control and Brake Systems are expected to be partially offset by Active Safety organic sales growth of more than 10%. The overall organic sales decline is expected to be offset by favorable currency translation effects.

Based on our current levels of orders and deliveries we expect the quarterly operating loss to remain around similar levels as Q2 for Q3 and Q4 2018.

Our previously announced 2020 and 2022 targets remain unchanged; however, we see a current trend of increasing customer activity across geographies and our product portfolio, as well as potentially higher than anticipated take rates for Active Safety products.

These early market indicators are encouraging and if we conclude that they are likely to affect our previous announced sales targets for 2022 and beyond, they may also potentially heighten our short-term investment needs.

Other Topics and Events

Filings – Please refer to www.veoneer.com or to our Form 10-Q for definitions of terms used in this report. Veoneer’s quarterly reports on Form 10-Q, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.

Reporting Structure – Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.

Other Events -

May 24 – Autoliv’s board of directors approved the completion of the spin-off of Veoneer into an independent publicly listed company. Also announced were the additional individuals that were expected to serve on the board of directors of Veoneer effective as of the completion of the spin-off, including Jonas Synnergren a partner of Cevian Capital.

May 29 – Veoneer was selected by one of the world’s leading automakers as a partner to develop and produce mono vision camera systems comprised of camera hardware, software and algorithms.

May 31 – Announced that the top three Autoliv shareholders, Cevian Capital, Alecta and AMF individually agreed with Autoliv and Veoneer to remain significant shareholders of Veoneer for a minimum period after the spin-off.

June 8 – Veoneer named Jan Carlson its Chairman of the board following the completion of the spin-off. Jan Carlson has been President and CEO of Veoneer since April 1, 2018.

June 29 – The spin-off of Veoneer from Autoliv was completed. Veoneer’s common stock trades on NYSE under the symbol “VNE” and its Swedish Depository Receipts trade on Nasdaq Stockholm under the symbol “VNE-SDB”.

Carve-Out Reporting – The first half 2018 financial results for Veoneer have been prepared from the financials of Autoliv, Inc. under specific carve-out basis accounting rules.

Next Report – The next report is planned for October 26, 2018.

Inquiries – Corporate website www.veoneer.com. Contacts: Thomas Jonsson – EVP Corp. Communications & IR, +46 70-957 81 27 or Thomas.jonsson@veoneer.com and Ray Pekar – VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

This information is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP Investor Relations set out above, at 11:00 am CET on July 27, 2018.

Page 6 (10)	27 July 2018

Consolidated Income Statement

(Dollars in millions, except per share data)	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2017
(Unaudited)	2018	2017	2018	2017
Net sales	$572	$579	$1,166	$1,162	$2,326	$2,322
Cost of sales	(460)	(459)	(943)	(929)	(1,870)	(1,856)

Gross profit	$112	$120	$223	$233	$456	$466
Selling, general & administrative expenses	(37)	(26)	(68)	(55)	(123)	(110)
Research, development & engineering expenses, net	(119)	(102)	(225)	(189)	(411)	(375)
Goodwill impairment charges	—	—	—	—	(234)	(234)
Amortization of intangibles	(6)	(5)	(11)	(24)	(24)	(37)
Other income	2	1	17	13	12	8

Operating loss	$(48)	$(12)	$(64)	$(22)	$(324)	$(282)
Loss from equity method investments	(16)	(8)	(30)	(8)	(53)	(31)
Interest income	1	—	1	—	1	0
Interest expense	(1)	—	(1)	—	(1)	(0)
Other non-operating items, net	1	1	1	0	(0)	(1)

Loss before income taxes	$(63)	$(19)	$(93)	$(30)	$(377)	$(314)
Income tax expense	(3)	(11)	(10)	(22)	(18)	(30)

Net loss	$(66)	$(30)	$(103)	$(52)	$(395)	$(344)
Less: Net loss attributable to non-controlling interest	(3)	(2)	(8)	(4)	(131)	(127)

Net loss attributable to controlling interest	$(63)	$(28)	$(95)	$(48)	$(264)	$(217)
Net loss per share – basic2, 3)	$(0.72)	$(0.32)	$(1.09)	$(0.55)	$(3.03)	$(2.49)
Weighted average number of shares outstanding (in millions)	87.13	87.13	87.13	87.13	87.13	87.13

1)

Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Consolidated Balance Sheet

(Dollars in millions, unaudited)	June 30 2018	March 31 2018	December 31 2017	June 30 2017	March 31 2017
Assets
Cash & cash equivalents	$980	—	—	—	—
Receivables, net	439	504	460	475	452
Inventories, net	157	161	154	162	157
Related party receivables	71	0	—	0	0
Prepaid expenses and contract assets	29	41	34	36	28
Other current assets	23	0	—	2	5

Total current assets	$1,699	$706	$648	$675	$642
Property, plant & equipment, net	415	398	362	343	336
Investments	134	159	98	120	—
Goodwill	291	291	292	511	510
Intangible assets, net	109	121	122	130	133
Deferred tax assets	30	32	30	20	20
Related party notes receivables	—	0	76	81	66
Other non-current assets	71	54	34	26	20

Total assets	$2,749	$1,761	$1,662	$1,906	$1,727
Liabilities and equity
Accounts payable	279	325	323	326	313
Related party payables	47	6	5	8	4
Accrued expenses	216	213	195	189	197
Income tax payable	12	42	41	35	34
Other current liabilities	30	36	26	53	47
Short-term debt	0	24	0	4	12

Total current liabilities	$584	$646	$590	$615	$607
Related party long-term debt	13	36	62	31	12
Pension liability	19	14	14	14	16
Deferred tax liabilities	20	17	17	17	19
Other non-current liabilities	11	10	22	2	0

Total non-current liabilities	$63	$77	$115	$64	$47
Equity
Common stock	87	—	—	—	—
Additional paid-in capital	1,915	—	—	—	—
Net Former Parent Investment	—	917	844	1,011	856
Accumulated other comprehensive income (loss)	(13)	—	(8)	(24)	(24)

Total Equity	$1,989	$917	$836	$987	$832
Non-controlling interest	113	121	121	240	241

Total Equity and non-controlling interests	$2,102	$1,038	$957	$1,227	$1,073
Total liabilities, Parent Equity and non-controlling interests	$2,749	$1,761	$1,662	$1,906	$1,727

Page 7 (10)	27 July 2018

Consolidated Cash Flow Statement

	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2017
(Dollars in millions, unaudited)	2018	2017	2018	2017
Operating activities
Net loss	$(66)	$(30)	$(103)	$(52)	$(395)	$(344)
Depreciation and amortization	$27	$24	$55	$64	$110	$119
Goodwill, impairment charge	—	—	—	—	$234	$234
Contingent consideration write-down	—	—	$(14)	$(13)	$(14)	$(13)
Other, net	$(3)	$(17)	$3	$(20)	$16	$(7)
Change in operating assets and liabilities	$(43)	$(20)	$(105)	$(14)	$(81)	$10

Net cash used in operating activities1)	$(85)	$(43)	$(164)	$(35)	$(130)	$(1)

Investing activities
Net decrease in related party notes receivable	—	$(15)	$76	$(7)	$81	$(2)

Capital expenditures	$(40)	$(23)	$(71)	$(50)	$(131)	$(110)
Equity method investment	$1	$(112)	$(71)	$(112)	$(84)	$(125)
Proceeds from sale of property, plant and equipment	$2	$2	$4	$5	$6	$7
Net cash used in investing activities	$(37)	$(148)	$(62)	$(164)	$(128)	$(230)

Financing activities
Net increase in short-term debt including related party	$(23)	$(9)	—	—	$4	$(4)
Cash provided at separation by Former Parent	$980	—	$980	—	—	—
Net transfers from Former Parent	$168	$179	$275	$179	$280	$184

Repayments and other changes in related party long-term debt	$(23)	$20	$(49)	$20	$(18)	$51
Net cash provided by financing activities	$1,102	$190	$1,206	$199	$1,239	$232
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—
Increase in cash and cash equivalents	$980	—	$980	—	$980	—
Cash and cash equivalents at beginning of year	—	—	—	—	—	—
Cash and cash equivalents at end of year	$980	—	$980	—	$980	—

1)	Non-U.S. GAAP measure comprised of Operating Cash Flow is the equivalent to “Net cash provided by operating activities”.

Key Ratios

Dollars in millions,	Three Months Ended June 30		Six Months Ended June 30
(except where specified)	2018	2017	2018	2017
Gross margin, %1)	19.6	20.7	19.1	20.1
SG&A %	6.5	4.5	5.8	4.7
RD&E %	20.8	17.6	19.3	16.3
Operating margin, %2)	(8.4)	(2.1)	(5.5)	(1.9)

Depreciation and Amortization, %	4.7	4.1	4.7	5.5
EBITDA, %3)	(3.7)	2.1	(0.8)	3.6
Capital Expenditures, %	7.0	4.0	6.1	4.3

Net working capital4)	135	60	135	60
Shareholders’ equity5)	1,989	987	1,989	987
Cash and cash equivalents	980	—	980	—
Weighted average number of shares outstanding (in millions)6)	87.13	87.13	87.13	87.13
Loss per share6)	$(0.72)	$(0.32)	$(1.09)	$(0.55)
Total parent shareholders’ equity per share	$22.83	$11.33	22.83	11.33

No. of Associates at period-end7)	6,691	5,980	6,691	5,980
No. of Total Associates at period-end8)	7,937	7,102	7,937	7,102
Days receivables outstanding9)	82	75	80	75
Days inventory outstanding10)	21	21	21	21

1)

Gross profit relative to sales. 2) Operating income relative to sales. 3) See EBITDA reconciliation to net income on page 6. 4) Total current assets excluding cash minus total current liabilities. 5) Excluding non-controlling interest. 6) Basic number of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 7) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 8) Includes temporary hourly personnel. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales.

Page 8 (10)	27 July 2018

Non-U.S. GAAP Financial Measures

Non-U.S. GAAP financial measures are reconciled throughout this press release and in our quarterly report on Form 10Q filed with the Securities and Exchange Commission.

In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company’s sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company’s business because the Company generates approximately 65% of sales, a significant amount of sales, in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures. Organic sales and organic sales growth presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

The Company also uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income to EBITDA and Segment EBTIDA.

The Company also uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) less current liabilities. Management uses this measure to improve its ability to assess liquidity at a point in time. The table below provides a reconciliation of current assets and liabilities to net working capital.

Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

The forward looking non-U.S. GAAP financial measure used in this report is provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of this measure because items that impact this measure, such as foreign currency exchange rates, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of Segment EBITDA, EBITDA and Net Working Capital

Segment EBITDA
Dollars in millions, (except where specified)	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Electronics	($13)	$10	$4	$36
Brake Systems	$5	$6	$7	$16

Segment EBITDA	($8)	$16	$11	$52
Corporate and other	($13)	($4)	($20)	($10)

EBITDA	($21)	$12	($9)	$42

EBITDA to Net Loss
Dollars in millions, (except where specified)	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Net Loss	($66)	($30)	($103)	($52)
Depreciation and amortization	$27	$24	$55	$64
Loss from equity method investments	$16	$8	$30	$8
Interest and other non-operating items, net	($1)	($1)	($1)	—
Income tax expense	$3	$11	$10	$22

EBITDA	($21)	$12	($9)	$42

Working Capital to Net Working Capital

Dollars in millions, (except where specified)	As of
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Total current assets	$1,699	$706	$648	$675
Total current liabilities	$584	$646	$590	$615

Working capital	$1,115	$60	$58	$60
Cash and cash equivalents	($980)	$0	$0	$0

Net working capital	$135	$60	$58	$60

Definitions

Order Intake – Average annualized sales of documented new business awards based on the estimated average annual product volumes, average annual sales price for such product, and exchange rates.

Page 9 (10)	27 July 2018

Safe Harbor

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Information Statement included in the current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2018.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Page 10 (10)	27 July 2018